Exhibit 10.6

                              EMPLOYMENT AGREEMENT
                              --------------------

         EMPLOYMENT AGREEMENT made and entered into as of the 21 day of July, 1997, by and between DOLLAR FINANCIAL GROUP, INC., a New York corporation ("Employer"), and RICHARD DORFMAN, a resident of the State of New Jersey ("Employee").

                                   WITNESSETH:

         WHEREAS, Employer desires to employ Employee and Employee desires to accept employment by Employer upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

         1. Employment; Term. Employer agrees to employ Employee, and Employee agrees to be so employed, in the capacity of Chief Financial Officer of Employer for a term commencing on the date hereof and ending on the fourth anniversary of the date hereof.

         2. Time and Efforts; Place of Performance. Employee shall diligently and conscientiously devote substantially his full business time and attention and best efforts to the business of Employer and the discharge of his duties hereunder. It is understood that Employee may serve as an outside director of one or more not for profit corporations, without violating the terms hereof, provided that such entities are not principally engaged in business directly competitive with Employer.

         3. Base Salary. In partial consideration of the services of Employee, Employer shall pay or cause one or more of its subsidiary or affiliated corporations to pay to Employee a salary at an annual rate of $165,000 (the "Base Salary"), in equal installments in accordance with the past payroll practices of Employer, but in no event less frequently than monthly. The Base Salary may be adjusted upward annually in the discretion of the board of directors of Employer, or the authorized committee thereof.

         4. Incentive Compensation. As further compensation for the services of Employee, Employer shall pay Employee annual cash bonuses determined as follows and payable within sixty (60) days after June 30 of the relevant fiscal year:

                  (a) Subject to subparagraph 4(b), Employee shall be eligible to receive a cash bonus in an amount equal to $25,000 with respect to the fiscal year ending June 30, 1998, in an amount equal to $35,000 with respect to the fiscal year ending June 30, 1999 and in an amount equal to $45,000 with respect to the fiscal year ending June 30, 2000.

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                  (b) The bonus due hereunder for a fiscal year shall be
conditioned upon the achievement by Employer of budgeted annual EBITDA (income before income taxes, depreciation, amortization, interest expense, management fees, and incentive compensation payments) for such fiscal year. EBITDA for a fiscal year shall be computed from the audited financial statements of DFG Holdings, Inc., a Delaware corporation ("Holdings"), and its subsidiaries for such fiscal year.

                  (c) In connection with the calculation of the bonus payable to Employee for a given fiscal year, the EBITDA of entities acquired during the relevant fiscal year shall be included in the relevant fiscal year in the relevant calculations from the date of acquisition, net of an appropriate capital charge for additional equity capital employed.

                  (d) In the event Employee's employment is terminated by reason of Cause (as herein defined), no bonus for the year in which termination or resignation occurs shall be payable. If Employee's employment terminates for any other reason, Employee's bonus for the year in which termination occurs shall be calculated on the basis of the Employer's results for the full fiscal year in which termination occurs, but his bonus shall be prorated based upon the number of days in such fiscal year in which he was employed by Employer.

                  (e) Employer agrees to provide to Employee a car allowance in the amount of $550 per month and to reimburse Employee for one-hundred percent (100%) of Employee's cost of automobile insurance, maintenance and gasoline charges of such automobile while Employee is in the employ of Employer under this Agreement.

         5.       Stock Options.

                  (a) Employee is hereby granted non-qualified options to purchase two hundred (200) shares of the common stock, without par value ("Shares"), of Holdings at an exercise price of $1,600 per Share (the "Options"). The Options will be exercisable by payment of the exercise price in cash or Shares owned by the Employee (at fair market value). The Options shall have the following terms and provisions:

                           (i) Term of ten (10) years from July __, 1997;
provided, however, that in the event of termination of employment of the Employee for any reason whatsoever (other than as set forth in Section 5(a)
(iii) below), the Options will terminate unless exercised within 60 days following the date on which termination occurs.

                           (ii) Vesting in equal monthly increments over four
(4) years, commencing with the month of August 1997. All Options shall become immediately vested upon the occurrence of any of the following: termination of Employee's employment without Cause; Change of Control (as herein defined) of Holdings; sale of equity securities of Holdings in a public offering; sale by Holdings of substantially all the assets or stock of Employer; or death of Employee during his employment hereunder or disability of Employee resulting in termination of his employment with Employer.

                           (iii) In the event Employee's employment is
terminated by reason of Cause, all unexercised
Options shall immediately terminate.

                  Holdings and its stockholders are parties to that certain Amended and Restated Shareholders Agreement dated as of August 8, 1996, as amended (the "Shareholders Agreement"). All Shares issuable upon the exercise of the Options shall be subject to the terms of the Shareholders Agreement, and Employee shall execute and deliver such agreements and other documents as requested by Holdings in connection therewith. The Options are personal to Employee and are non-transferable, except that upon Employee's death, the Options shall be transferable to his personal representative.

                  (b) Holdings agrees that it will not claim a deduction for federal income tax purposes resulting from the grant (but not the exercise) of the Options to the Employee.

                  (c) The exercise price, and the number of shares subject to the Options, are subject to equitable adjustment to take into account stock dividends, stock splits, recapitalizations and other dilutive events, all as reasonably determined in good faith by the board of directors of Holdings.

         6. Benefits. Employee shall be eligible to participate in all fringe benefit programs of Employer offered from time to time to its senior management employees (including, without limitation, auto allowance, life insurance, disability insurance, dental and medical coverage, profit sharing, pension, 401(k), and vacation).

         7. Expenses. Employer will reimburse Employee for all reasonable, ordinary and necessary expenses (including travel) incurred by him in carrying out his duties under this Agreement. Employer acknowledges the business value to the Employer of such expenditures. Employee shall present Employer from time to time with an itemized statement of such expenses in such form as Employer may request.

         8.       Termination.

                  (a) Employee's employment under this Agreement may be terminated without further obligation or liability by Employer at any time for Cause (defined, for purposes of this Agreement, as (i) willful misconduct, (ii) dishonesty, or (iii) a final non-appealable adjudication in a criminal or civil proceeding that Employee has committed a criminal act).

                  (b) Employer may terminate Employee's employment hereunder at any time without Cause, including upon the occurrence of the disability (as defined in Employer's long-term disability policy) of Employee, upon 30 days' written notice to Employee, provided that Employer shall pay to Employee a severance benefit (the "Severance Benefit"), as follows: (i) if Employee is terminated during the first twelve (12) months of the term of this Agreement (the "First Year"), Employer shall pay to Employee an amount equal to one hundred percent (100%) of Employee's Base Salary as then in effect, payable in 12 equal consecutive monthly installments on the first day of each month, commencing with the month after the month in which termination occurs; and (ii) if Employee is terminated during the term of this Agreement after the First Year, Employer shall pay to Employee an amount equal to fifty percent (50%) of Employee's annual Base Salary as then in effect, payable in 12 equal consecutive monthly installments on the first day of each month, commencing with the month after the month in which termination occurs. Payment of the Severance Benefit shall be Employee's sole remedy in the event of the Employer's termination of this Agreement for any reason. Employee will cooperate in order to allow Employer to purchase disability insurance regarding Employee in order to fund its obligation hereunder.

                  (c) In the event Employee shall be indicted for a crime not involving Employer or any of its subsidiaries, subject to giving Employee a full opportunity to make a presentation to the Board of Directors, Employer shall have the right to terminate the employment of Employee pursuant to this paragraph (c). If it does so, it shall continue to pay Employee's Base Salary until the first to occur of (i) conviction of the felony or a lesser included offense or a plea of nolo contendere by Employee, or (ii) Employee's acquittal. In the event of Employee's acquittal, Employee shall be entitled to his Severance Benefit, commencing as of the date of such acquittal, but the amount paid to him pursuant to this paragraph (c) shall be credited toward the Severance Benefit. In the event of a conviction or plea of nolo contendere, Employee shall immediately repay the amount paid pursuant to this paragraph (c), and, if not immediately repaid and without limiting Employer's other remedies, Employer shall have the right to offset said sum against monies due to the Employee by reason of the purchase of Shares formerly owned by Employee and purchased by Holdings.

                  (d) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if and when:

                           (i) WPG Corporate Development Associates IV, L.P.,
WPG Corporate Development Associates IV (Overseas), L.P., Pegasus Partners, L.P., PAG Dollar Investors LLC and General Electric Capital Corporation, collectively, shall cease to own equity securities having at least 51% of the voting power of Holdings other than by reason of, or as a result of, a public offering of Holdings' shares; provided, however, that shares of Holdings held by
(A) any liquidating trust for any of said parties, (B) the partners, members or stockholders of any of said parties, (C) the partners, members or stockholders of any of said parties in the event of the liquidation of such parties, or (D) any venture capital or management buy out fund sponsored by Weiss, Peck & Greer shall not be deemed to constitute a Change of Control for the purpose of this subparagraph (i);

                           (ii) Holdings becomes a subsidiary of another
unaffiliated corporation or shall be merged or consolidated into another unaffiliated corporation; or

                           (iii) all or substantially all of Holdings' assets
shall have been sold to an unaffiliated party or parties.

                  (e) In the event that Employee is terminated without Cause during the First Year, Employee shall not be required to seek alternative employment which would serve to mitigate the payment to him of any Severance Benefit hereunder. In the event that Employee is terminated without Cause during the term of this Agreement after the First Year, Employee shall be required to undertake good faith efforts to seek alternative employment, and any compensation earned or amounts paid to Employee in any such alternative employment shall serve to mitigate Employer's severance obligations to Employee hereunder.

         9. Restrictive Covenant. In consideration of Holdings' grant of options to Employee, and Employer's covenant to pay a Severance Benefit, and other consideration, each as contained herein, without prior written consent of the Board of Directors of Employer, Employee agrees that he will not for a period of two (2) years following the termination of Employee's employment with Employer for any reason whatsoever (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this Section 9 shall be so enforced); (a) directly or indirectly engage, in any state or territory of the United States in which at such time Employer conducts or plans to conduct business, in any business directly competitive with the business conducted by Employer at the time of termination, either as employee, independent contractor, 5% or greater owner, partner, lender or stockholder (provided that the foregoing shall not be construed to prohibit ownership of less than 2% of the outstanding shares of any public corporation); (b) solicit, canvass, or accept any business for any other company, or business similar to any business of Employer, from any past, present, or future (as defined below) customer of Employer; (c) directly or indirectly induce or attempt to influence any present or future employee of Employer to terminate his employment; or (d) directly or indirectly request any present or future ("future," as used herein, shall mean at or prior to the time of termination of employment) entities with which Employer has significant business relationships to curtail or cancel their business with Employer. In addition and without limiting the foregoing, upon the termination of the Employee's employment by the Employer for any reason, whether before or after the expiration of the term of this Agreement, Employee shall not at any time directly or indirectly disclose to any person, firm or corporation any trade, technical or technological secrets, any details of organization or business affairs, or any names of past or present customers of Employer. For the purposes of this Section 9, the term "Employer" shall be deemed to include Holdings, Employer and all of Employer's subsidiaries.

         10. Inventions. All inventions, discoveries, improvements, processes, formulae and data relating to Employer's business (the "Inventions") that Employee may make, conceive or learn during the term of his employment by the

Employer, or within six months following the termination of his employment for any reason (whether before, during or after the term of this Agreement, whether during working hours or otherwise), shall be the exclusive property of Employer. Employee agrees to make prompt disclosure to the board of directors of Employer of all such Inventions and to do so at Employer's expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this Section 10 or the preceding Section 9, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer's remedies at law under such circumstances.

         11. Notices. Any notice given hereunder shall be in writing and delivered or mailed by certified mail or overnight courier service (with proof of delivery) and addressed to the appropriate party at the address set forth below or at such other address as the party shall designate from time to time in a notice; and if to Employer, with a copy to Wolf, Block, Schorr and Solis-Cohen, Twelfth Floor Packard Building, 111 South 15th Street, Philadelphia, PA 19102-2678, Attention:
Mark L. Alderman, Esquire.

         Richard Dorfman                    Dollar Financial Group
         9 Pleasant Mill Court              1436 Lancaster Avenue, Suite 210
         Medford, NJ 08055                  Berwyn, PA 19312
                                            Attention: President

         12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns. Employee acknowledges that these services are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         13. Waiver. Failure to insist in any one or more instances on strict compliance with the terms of this Agreement shall not be deemed a waiver. Waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         14. Governing Law; Disputes. This Agreement is made and delivered in, and shall be construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania without regard to conflict of law principles. Any claims, controversies, demands, disputes or differences between or among the parties hereto arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Philadelphia, Pennsylvania before one or three arbitrators, each of whom shall be knowledgeable in the field of employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

         15. Severability. In the event that any provision of this Agreement shall be determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provisions hereof.

         16. Entire Agreement; Miscellaneous. The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained herein. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between the parties, including without limitation the letter dated June 17, 1997 from Employer to Employee and all course of dealing. All prior understandings and agreements between the parties regarding employment matters are hereby merged in this Agreement, which alone is the compete and exclusive statement of their understanding as to employment. No waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith. Time is of the essence in this Agreement and each and every provision hereof. This is a personal services agreement; no agency, partnership, joint venture or other joint relationship is created hereby. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part hereof. Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

         IN WITHNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.



                                  DOLLAR FINANCIAL GROUP, INC.

                                  By:
                                      ------------------------------
                                      Jeffrey Weiss
                                      President


                                      ------------------------------
                                      Richard Dorfman

For purposes of Section 5 only:

DFG HOLDINGS, INC.

By:
    -----------------------------
      Jeffrey Weiss
      President